EXHIBIT 99.1

Press Release	For more information contact:
for immediate release	Nils Erdmann	Investor Relations
Pixar Animation Studios
(510) 752-3374

	John Buckley	Brainerd Communicators
(212) 986-6667

Pixar Reports Second Quarter Financial Results

EMERYVILLE, CA - (August 4, 2005) Pixar Animation Studios (Nasdaq: PIXR) today announced financial results for its fiscal second quarter ended July 2, 2005. For the quarter, Pixar reported revenues of $26.4 million and earnings of $12.7 million, or $0.10 per fully diluted share. Revenues for the six months ended July 2, 2005 were $187.7 million, and earnings were $94.6 million, or $0.77 per fully diluted share.

“We’re very pleased with the overall performance of The Incredibles, which is by far the highest-selling DVD in 2005,” said Pixar CEO, Steve Jobs. “Cars is almost completed and is looking fantastic, and we have no doubt that it will be one of our best films to date.”

Earnings Conference Call Scheduled for 5:30 p.m. EDT – Please Note Time Change

The company will discuss its second quarter 2005 earnings results during a conference call to be held today, Thursday, August 4, 2005 at 5:30 p.m. EDT, 2:30 p.m. PDT. The call, hosted by Pixar’s Chairman and Chief Executive Officer, Steve Jobs, and Executive Vice President and Chief Financial Officer, Simon Bax, can be accessed by dialing 877-777-1973 (U.S.) or 651-291-0900 (Int’l) approximately 10 minutes prior to the start time. A replay of the call will be provided through Thursday, August 11, 2005 until midnight EDT. To access the replay, please call 800-475-6701 (U.S.) or 320-365-3844 (Int’l) and reference the reservation code: 789073.

Pixar will also provide live audio streaming of its second quarter 2005 results conference call. The webcast will be accessible through Pixar’s web site at http://www.pixar.com/investor/index.html.

About Pixar Animation Studios

Pixar Animation Studios combines creative and technical artistry to create original stories in the medium of computer animation. Pixar has created six of the most successful and beloved animated films of all time: Toy Story, A Bug’s Life, Toy Story 2, Monsters, Inc., Finding Nemo and The Incredibles. Pixar has won 18 Academy Awards® and its six films have grossed more than $3.2 billion at the worldwide box office to date. The Northern California studio will release its next film, Cars, on June 9, 2006.

This release contains forward-looking information regarding Pixar’s targeted release date for Pixar’s next film and actual results may differ materially. Factors that could cause delays in the release of the film include, but are not limited to: (1) the uncertainties related to production delays; (2) financing requirements or other marketing or distribution factors; (3) personnel availability; (4) external socioeconomic and political events; and (5) the release dates of competitive films. Please refer to Pixar’s 2004 Form 10-K, 2005 First Quarter Form 10-Q and other filings with the Securities and Exchange Commission, particularly the sections on risks, for important factors that could cause actual results to differ.

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Pixar Animation Studios

Condensed Statements of Income

(Unaudited, in thousands, except per share data)

	Quarter Ended		Six Months Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Revenue:
Film	$23,446	$63,713	$181,358	$114,805
Software	2,991	2,576	6,323	5,308

Total revenue	26,437	66,289	187,681	120,113

Cost of revenue:	4,274	6,437	31,731	12,341

Gross profit	22,163	59,852	155,950	107,772

Operating expenses:
Research and development	3,105	4,154	5,929	7,552
Sales and marketing	752	635	1,514	1,007
General and administrative	3,920	3,017	8,295	6,093

Total operating expenses	7,777	7,806	15,738	14,652

Income from operations	14,386	52,046	140,212	93,120
Interest income and other	5,783	2,489	10,559	5,385

Income before income taxes	20,169	54,535	150,771	98,505
Income tax expense	7,467	17,150	56,182	34,378

Net income	$12,702	$37,385	$94,589	$64,127

Basic net income per share	$0.11	$0.33	$0.80	$0.57

Diluted net income per share	$0.10	$0.32	$0.77	$0.55

Shares used in computing basic net income per share	118,338	112,574	117,833	112,078

Shares used in computing diluted net income per share	123,537	117,974	123,023	117,594

Pixar Animation Studios

Condensed Balance Sheets

(Unaudited, in thousands)

	July 2, 2005	January 1, 2005
ASSETS

Cash and investments	$901,428	$854,784
Receivables, net	149,689	81,962
Prepaid expenses and other assets	3,283	2,227
Deferred income taxes	75,061	70,424
Property and equipment, net	125,863	125,602
Capitalized film production costs, net	147,148	140,038

Total assets	$1,402,472	$1,275,037

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$1,700	$5,392
Income taxes payable	13,566	14,077
Other accrued liabilities	16,717	26,971
Unearned revenue	10,732	8,502

Total liabilities	42,715	54,942

Shareholders’ equity:
Common stock	732,995	687,387
Accumulated other comprehensive loss	(2,746)	(2,211)
Retained earnings	629,508	534,919

Total shareholders’ equity	1,359,757	1,220,095

Total liabilities and shareholders’ equity	$1,402,472	$1,275,037